CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Wednesday, November 3, 2021

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2021 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the third quarter of 2021.

Highlights
•Revenue increased 41.8% to $156.7 million
•Operating profit increased to $7.4 million compared to an operating loss of $2.4 million in Q3 2020
•Demand for retail and commercial small appliances is expected to remain strong in Q4 2021 and into 2022
•Challenges that persist throughout the global supply chain may affect the Company’s ability to fully satisfy demand at least through the first half of 2022

Third Quarter 2021 Compared to Third Quarter 2020
Total revenue increased 41.8% to $156.7 million compared to $110.5 million. Revenue in the Latin American and global commercial markets more than doubled and revenue in the Mexican market increased, compared to last year's pandemic-driven demand softness. In the US Consumer market, where strong demand for small kitchen appliances continued, revenue increased compared to the prior-year period. The lower US Consumer revenue in the third quarter of 2020 was due to temporarily reduced shipping capabilities during the implementation of a new enterprise resource planning system, which shifted revenue into the fourth quarter of 2020.
In the third quarter of 2021, sales through the ecommerce channel accounted for 31% of total revenue. Sales of the Company's premium products increased 35%.
Gross profit margin was 21.2% compared to 21.5%. Disruptions throughout the global supply chain and cost pressures persisted in the current quarter. Significantly higher transportation costs resulted from ongoing congestion in several areas of the global supply chain, primarily from China, where the Company's products are manufactured. There was also an increase in labor costs for warehouse personnel. To navigate these challenges, the Company has implemented a number of mitigation strategies, including previously announced price increases.
Selling, general and administrative expenses of $25.8 million were flat. During the quarter, the Company incurred $1.6 million in incremental expenses related to relocating its US distribution center to a newly built facility. Outside services decreased $0.9 million. Lower overall employee-related costs, driven by a decrease in incentive compensation as a result of the Company's stock price, were partially offset by an increase in salaries and benefits. The prior-year quarter included a $0.7 million non-recurring expense related to patent litigation.
Operating profit increased to $7.4 million compared to an operating loss of $2.4 million in the third quarter of 2020. Net income from continuing operations was $5.7 million, or $0.41 per diluted share, compared to net loss from continuing operations of $2.0 million, or $0.15 per diluted share.
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Cash Flow and Debt
For the nine months ended September 30, 2021, cash flow before financing activities, which is comprised of cash used by operating activities and investing activities from continuing operations, was a use of $13.2 million compared to a use of $8.8 million in the third quarter of 2020. Capital expenditures were $9.1 million compared to $3.1 million last year. The current-year amount includes the Company's investment in a new US distribution center and is partially offset by lease incentives and tenant improvement allowances classified as cash provided by operating activities.
Net working capital increased by $57.3 million. Trade receivables increased by $22.6 million, primarily due to increased sales in the third quarter of 2021 compared to the same quarter last year. Accounts payable decreased by $61.1 million. Inventory decreased by $26.4 million, driven by the increased sales partially offset by longer in-transit times.
At September 30, 2021, net debt, or debt minus cash and cash equivalents, was $113.5 compared to $69.6 million at September 30, 2020, and $96.0 million at December 31, 2020. Prior-year net debt was below the Company's historical range as pandemic-driven retail customer and consumer demand depleted inventory. In September 2021, Hamilton Beach Brands, Inc. amended its credit agreement. Among other changes, the amendment increased the credit facility from $125 million to $150 million, amended the pricing grid and increased the eligible inventory included in the borrowing base.

Outlook
Hamilton Beach Brands was pleased that the top-line momentum experienced in the first half of 2021 continued in the third quarter. The Company expects demand for its retail and commercial products to remain strong in the fourth quarter and into 2022. Retail placements and promotions that have been secured for the holiday selling season are strong. The Company's brands are performing well across many measures, including sales, placements and star ratings.
The Company expects supply chain challenges to persist at least through the first half of 2022. The main industry-wide challenge to satisfying the strong demand is the ability to source and transport products from China in a timely manner and at a reasonable import cost. The Company remains focused on importing all the inventory possible to meet the strong demand but may not be able to source all of the product needed due to ongoing constraints across the entire supply chain. The Company is very proud of its outstanding team of employees, who have worked tirelessly through these challenging times, and who have demonstrated the reliability to continue to do so as long as the challenges persist.
The continued uncertainty surrounding the supply chain and cost pressures limits visibility, and the Company has deemed it prudent to refrain from providing a definitive outlook until the current volatility stabilizes. Generally, fourth-quarter 2020 revenue included the fulfillment of order backlog from the third quarter of 2020 related to the new ERP system implementation; therefore, the Company expects that fourth-quarter 2021 revenue could potentially be lower than the fourth quarter of 2020, depending on the availability and timing of supply.
Product and transportation costs are expected to continue to rise in 2022. The Company expects to adjust prices accordingly, while also remaining competitive with retail customers and consumers, and it may not be able to cover all future cost increases with additional pricing initiatives.
The Company continues to focus on its strategic initiatives for long-term profitable growth, which are designed to increase revenue, expand operating profit margin and generate strong cash flow over time. The Company plans to further increase its focus on ecommerce and position itself for growth in dollars and share. The Company is supporting growth in the ecommerce channel with a number of digital marketing programs, expansion of its direct-to-consumer distribution operation, and increasing its participation with pure-play and omnichannel customers. For the premium and commercial markets, the Company plans to continue investments in new product development, further strengthen customer relationships, and enter additional strategic partnerships and licensing agreements.
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In 2021, a new growth initiative was added to expand the Company's presence in the large and fast-growing Home Health and Wellness market. In the second quarter, Hamilton Beach Brands announced a partnership with The Clorox Company to launch a new line of air purifiers under the Clorox® brand name. The first products were introduced in the fourth quarter of 2021 and more will be added in 2022. The Company also announced a partnership with HealthBeacon, Limited, making Hamilton Beach Brands the exclusive marketer and distributor of a smart Injection Care Management System in the US and Canada under the new brand name Hamilton Beach® Health. Plans are on target to begin online distribution in the fourth quarter of 2021 with a new direct-to-consumer website www.smartsharpsbin.com. The Company expects this new initiative to add to its momentum in 2022 and is working to further expand its presence in this space.
Hamilton Beach Brands is a leader in an industry with strong, durable demand. The Company expects consumers will continue to cook more at home, due to new habits formed during the pandemic and other favorable market dynamics. For example, household formation by millennials and boomers transitioning to new homes or remodeling are ongoing demographic trends that are expected to continue to drive demand for small kitchen appliances. The Company’s leading portfolio of consumer preferred brands and products, which ranges from value to luxury and covers more than 50 categories, is a key competitive advantage. Hamilton Beach Brands expects to introduce approximately 130 new products over the years 2021 and 2022, which should enable the Company to benefit from the expected broad small appliance demand across the cooking and beverage categories.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, November 4, 2021, at 9:30 a.m. Eastern time. The call may be accessed by dialing 844-200-6205 (US) or 929-526-1599 (all other locations), Access Code: 725382. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston®, TrueAir® and Brightline® personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, and Clorox® air purifiers. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Through a partnership with HealthBeacon, Hamilton Beach is the exclusive marketer and distributor of a smart Injection Care Management System in the US and Canada under the brand name Hamilton Beach® Health. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.
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Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage ongoing constraints throughout the global transportation supply chain, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on the Company's business; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company buys, operates and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the Company's ability to successfully remediate the material weakness in its internal control over financial reporting related to income taxes disclosed in Item 9A of the Annual Report on Form 10-K within the time periods and in the manner currently anticipated, additional material weaknesses or other deficiencies that may arise in the future or its ability to maintain an effective system of internal controls, and (18) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2020. Furthermore, the situation surrounding COVID-19, including the mutation of variants, remains fluid and the potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the US and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the scope of any new virus mutations and outbreaks, the nature of government public health guidelines and the public’s adherence to those guidelines, the availability of vaccines for COVID-19, the rate of individuals becoming fully vaccinated, the public's adherence to guidelines to receive booster shots, the success of business and economic recovery as the pandemic recedes, unemployment levels, the extent to which new shutdowns may be needed, the impact of any further government economic relief on the US economy, consumer confidence and demand for the Company's products.

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2021	2020	2021	2020
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$156,740	$110,549	$460,644	$369,692
Cost of sales	123,456	86,801	367,284	285,650
Gross profit	33,284	23,748	93,360	84,042
Selling, general and administrative expenses	25,788	25,830	79,614	74,078
Amortization of intangible assets	50	323	150	971
Operating profit (loss)	7,446	(2,405)	13,596	8,993
Interest expense, net	662	339	2,080	1,308
Other expense (income), net	(126)	92	(179)	1,601
Income (loss) from continuing operations before income taxes	6,910	(2,836)	11,695	6,084
Income tax expense (benefit)	1,204	(826)	3,027	1,383
Net income (loss) from continuing operations	5,706	(2,010)	8,668	4,701
Income from discontinued operations, net of tax	—	—	—	22,561
Net income (loss)	$5,706	$(2,010)	$8,668	$27,262

Basic and diluted earnings (loss) per share:
Continuing operations	$0.41	$(0.15)	$0.62	$0.34
Discontinued operations	—	—	—	1.65
Basic and diluted earnings (loss) per share	$0.41	$(0.15)	$0.62	$1.99

Basic weighted average shares outstanding	13,887	13,670	13,872	13,646
Diluted weighted average shares outstanding	13,902	13,686	13,888	13,667

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30 2021	DECEMBER 31 2020	SEPTEMBER 30 2020
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,463	$2,415	$858
Trade receivables, net	120,672	144,797	98,062
Inventory	176,982	173,962	203,369
Prepaid expenses and other current assets	22,755	15,118	14,483
Total current assets	321,872	336,292	316,772
Property, plant and equipment, net	31,699	23,490	23,412
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,742	1,892	2,170
Deferred income taxes	3,088	6,965	6,078
Deferred costs	14,785	13,449	11,852
Other non-current assets	3,024	2,827	2,842
Total assets	$382,463	$391,168	$369,379
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$126,231	$152,054	$187,296
Accounts payable to NACCO Industries, Inc.	—	505	496
Revolving credit agreements	—	—	70,413
Accrued compensation	10,797	15,981	14,294
Accrued product returns	6,048	6,853	6,575
Other current liabilities	17,084	23,677	17,338
Total current liabilities	160,160	199,070	296,412
Revolving credit agreements	114,950	98,360	—
Other long-term liabilities	19,448	13,633	12,567
Total liabilities	294,558	311,063	308,979
Stockholders' equity
Class A Common stock	102	100	100
Class B Common stock	41	41	41
Capital in excess of par value	61,233	58,485	58,225
Treasury stock	(5,960)	(5,960)	(5,960)
Retained earnings	49,505	44,915	27,219
Accumulated other comprehensive loss	(17,016)	(17,476)	(19,225)
Total stockholders' equity	87,905	80,105	60,400
Total liabilities and stockholders' equity	$382,463	$391,168	$369,379

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
	2021	2020
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$8,668	$4,701
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation and amortization	3,077	2,469
Deferred income taxes	4,245	342
Stock compensation expense	2,883	3,722
Other	1,208	(113)
Net changes in operating assets and liabilities:
Affiliate payable	(505)	—
Trade receivables	26,546	7,567
Inventory	(3,082)	(95,684)
Other assets	(12,160)	(2,749)
Accounts payable	(27,868)	76,035
Other liabilities	(7,118)	(2,021)
Net cash provided by (used for) operating activities from continuing operations	(4,106)	(5,731)
Investing activities
Expenditures for property, plant and equipment	(9,109)	(2,596)
Other	—	(500)
Net cash provided by (used for) investing activities from continuing operations	(9,109)	(3,096)
Financing activities
Net additions (reductions) to revolving credit agreements	16,580	11,946
Cash dividends paid	(4,078)	(3,753)
Other financing	(243)	—
Net cash provided by (used for) financing activities from continuing operations	12,259	8,193
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	—	(6,193)
Net cash provided by (used for) investing activities from discontinued operations	—	6
Net cash provided by (used for) financing activities from discontinued operations	—	—
Cash provided by (used for) discontinued operations	—	(6,187)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4	1,490
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	(952)	856
Decrease for the period from discontinued operations	—	(6,187)
Balance at the beginning of the period	3,436	7,164
Balance at the end of the period	$2,484	$1,833

Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$1,463	$858
Restricted cash included in prepaid expenses and other current assets	208	198
Restricted cash included in other non-current assets	813	777
Cash and cash equivalents of discontinued operations	—	—
Total cash, cash equivalents, and restricted cash	$2,484	$1,833
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